CORPORATE DEVELOPMENT & MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this "***Agreement***") is entered into effective as of November 1, 2013 (the "***Effective Date***") by and between (i) Daniels Corporate Advisory Company, Inc., a Nevada corporation (the "***Company***"), and (ii) Lazarus Logistics and Consultants Corp., a New York corporation (the "***Consultant***").

W I T N E S S E T H:

WHEREAS, Consultant and Company are entering into this Agreement to serve as the basis upon which (a) Consultant will provide management services to Company's subsidiary, Daniels Logistics, Inc. (the "***Subsidiary***"); (b) Company will confer with Consultant to provide corporate development strategies through joint implementation by Company and Consultant; and (c) Company will provide financial strategy advisory services for implementation of mutually agreed upon corporate development strategies to the Subsidiary.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. **Services by Consultant**. Consultant agrees to undertake, perform and complete the services described on Exhibit A hereto (the "***Consultant Services***"). Consultant agrees to provide all of the Consultant Services in good faith, in a professional and workmanlike manner, in accordance with the reasonable instructions of Company and to the reasonable satisfaction of Company.

2. **Services by Company**. Company agrees to undertake, perform and complete the services described on Exhibit B hereto (the "***Company Services***"). Company agrees to provide all of the Company Services in good faith, in a professional and workmanlike manner, in accordance with the reasonable instructions of Consultant and to the reasonable satisfaction of Consultant.

3. **Fees**.

(a) Consultant Fees. As consideration for Consultant's agreement to provide the Consultant Services hereunder, Consultant shall be paid the fees described on Exhibit C hereto (the "***Consultant Fees***").

(b) Company Fees. As consideration for Company's agreement to provide the Company Services hereunder, Consultant shall be paid the fees described on Exhibit D hereto (the "***Company Fees***").

4. **Term and Termination**.

(a) Term. The commencement date of Consultant's engagement and of this Agreement shall be the Effective Date and continue thereafter for a period of two (2) years (such period, as it may be extended or renewed, the "***Term***"), unless earlier terminated as set forth in Section 3(b) below; provided, however, that the Term shall be automatically renewed for successive two-year periods on the terms provided herein (subject to termination as set forth in Sections 3(b) and (c) below) unless notice of non-renewal is given by any party hereto at least thirty (30) days prior to the otherwise then scheduled expiration date of the Term.

(b) Termination for Cause. Each of the parties may immediately terminate this Agreement at any time by written notice upon the occurrence of any of the following events (each, "***Cause***"): (i) the other party materially breaches any of its representations, warranties, covenants or obligations set forth in this Agreement (other than payment obligations subject to a good faith dispute), which breach is not remedied within fifteen (15) days after such other party's receipt of notice describing such breach in reasonable detail and referencing this Section 3(b); or (ii) the other party makes an assignment for the benefit of its creditors, files a petition of any type as to its bankruptcy, is declared bankrupt, discontinues its business, goes into liquidation, has a receiver appointed, becomes insolvent or admits its inability to pay its material debts as they mature.

(c) Termination without Cause. Each of the parties may immediately terminate this Agreement at any time without Cause upon sixty (60) days prior written notice to the other party.

(d) Effect of Termination. Upon any expiration or termination of this Agreement, each of the following provisions shall survive such termination to the maximum extent permitted under applicable law: (i) the provisions of Sections 2(b), 3(d) and Sections 4 through (and including) 12 of this Agreement, (ii) Consultant's right to any and all accrued and unpaid Fees and Expenses owed by Company hereunder for periods prior to the date of termination and any interest thereon, (iii) Company's right to any and all accrued and unpaid Fees due hereunder for periods prior to the date of termination and any interest thereon and (iv) in the event of a termination by Company without Cause or by Consultant with Cause, Consultant's right to be paid all outstanding Fees and any interest thereon.

5. Non-Solicitation. Company agrees that, during the Term and for two (2) years thereafter, Company will not (except with the prior written consent of Consultant in its sole discretion) directly or indirectly: (i) encourage, solicit or induce any employee or consultant of Consultant to terminate his or her employment or consulting engagement with Consultant for any reason, (ii) enter into any employment or consulting engagement with any such person or (iii) assist any third party to do any of the foregoing.

6. Independent Contractor Relationship.

(a) Nature of Relationship. Both parties understand and agree that Consultant is an independent contractor, and nothing in this Agreement shall be construed as creating an employer/employee relationship, joint venture or partnership arrangement or any other relationship between Company and Consultant. Company shall not have a right of control over Consultant. Neither party shall be held liable or accountable for any obligation incurred by the other party other than as specified herein.

(b) Responsibility for Taxes. Company and Consultant both understand and acknowledge that neither Company nor Consultant will withhold any payroll taxes from any payments made to each other hereunder. Both Company and Consultant shall be responsible for and covenant that it shall pay any taxes, charges, costs or penalties imposed upon it in connection with or as a result of this Agreement, and agrees to hold each other harmless from them. Both Company and Consultant will issue each other a Form 1099 on an annual basis reflecting all consideration paid to either Company or Consultant hereunder, if any.

(c) Non-Exclusivity. Subject to Section 5 above, both parties agree that their relationship is non-exclusive and that each party is free to pursue their business interests with other companies as they deem fit in their sole judgment, so long as any external business relationships do not conflict with the express terms and conditions of this Agreement.

7. **Limitations of Warranties, Damages and Liability**.

(a) Limitations on Warranties by Consultant. Except as expressly set forth in this Agreement, Consultant makes no representations and warranties of any kind, implied or expressed, with respect to the Consultant Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed.

(b) Limitations on Warranties by Company. Except as expressly set forth in this Agreement, Company makes no representations and warranties of any kind, implied or expressed, with respect to the Company Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed.

(c) Limitations on Damages. Neither party shall be liable to the other for indirect, punitive, exemplary, incidental or special damages, including lost profits, lost income, lost revenues, business interruption or lost business arising out of this Agreement or the transactions or relationship between the parties contemplated under this Agreement, even if a party has been advised of the possibility of damages and regardless of any prior course of dealing between the parties. The immediately preceding sentence shall not apply to limit either Company's or Consultant's rights under this Agreement to be paid any Fees.

(d) Limitations on Liability. In no event shall the total liability of a party to the other for all damages, losses and causes of action, whether in contract, tort or otherwise, relating to or arising out of this Agreement exceed the total fees paid or payable by Company or Consultant under this Agreement for the 12 months prior to the event first giving rise to such the liability.

8. **Consultant Autonomy Regarding Provision of Consultant Services.** The parties agree that Consultant shall have complete autonomy regarding managing the operations, sales and other business aspects of the Subsidiary. The foregoing does not include Company's sole authority to provide the Company Services listed in Exhibit B.

9. **Monthly Financial Variance Review.** Company shall have the right to review all of the Subsidiary's unaudited financial results and/or records on a monthly basis. Monthly Financial Results will be provided in hard copy or electronically, to Company (and quarterly Company's Audit Firm) within seven calendar days of its request.

10. **Business Records of the Subsidiary.** The books and records of the Subsidiary will be kept at the offices of Consultant. Company's duly authorized Audit Firm shall monitor, on a quarterly basis, all of the Subsidiary's financial records.

11. **Additional Contract Terms:**

(a) If the Consultant decides to make an acquisition for the Subsidiary that the Company does not approve of, Company has the right to spin-off the Subsidiary earlier than contemplated by the Agreement, but no earlier than fourteen (14) months from the date of execution of the Agreement;

(b) If the Consultant decides to enter a market niche for the Subsidiary that the Company does not approve of, Company has the right to spin-off the Subsidiary earlier than contemplated by the Agreement, but no earlier than fourteen (14) months from the date of execution of the Agreement;

(c) At any time after execution of the Agreement, Company has the exclusive right of first refusal to provide any corporate strategy, advisory or consultant services to Subsidiary (or any Subsidiary survivor company) at prevailing market rates;

(d) Company may, at its option, within six months from the execution of this Agreement, create an Advisory Board of various operational and sales professionals in the fastest growing segments of the Logistics/Supply Chain Management Industry. The aforesaid Advisory Board will aid senior management of Subsidiary during its spin-off launch as an independent, standalone public company;

(e) The "Daniels Logistics, Inc." name will be the name under which all news releases are distributed for Company's Subsidiary noting the progress of each corporate strategy phase, by Company, and also noting Consultant's operational progress, by using Company's Stock Symbol: OTC QB "DCAC"). Because of the legal responsibility associated with the releases, the final wording and the timing of each news release will be at the sole responsibility/discretion of Company. The news releases will be written and/or designed by Company with input from Consultant; and

(f) Company, and its business model aims, will be mentioned at the bottom of each news release. In addition, each news release shall contain Company's corporate strategy consulting specialties and the fact that Company is a 1/100 spin-off to the June 22, 2010 holders of record of INfe Human Resources. Inc., OTC: "IFHR" (the former parent Company of Company from which the Company was spun-off on or about June 22, 2010).

12. Miscellaneous.

(a) Notices. All notices or other communications required or permitted under this Agreement shall be deemed duly given either (i) when delivered in person to the contact person for the recipient party, (ii) upon transmittal of a facsimile or e-mail transmission to the contact person for the recipient party at the facsimile number or e-mail address designated in the recipient party's contact information in this Agreement, with reasonable evidence of successful transmission, or (iii) three business days after being mailed by either registered or certified U.S. mail, return receipt requested, postage prepaid to the contact person for the recipient party in the recipient party's contact information set forth on the signature page to this Agreement. Either party may designate an alternate contact person or contact information for notice at any time upon notice to the other party delivered in accordance with this Section.

(b) Choice of Law. This Agreement and any claims arising hereunder or related hereto (whether based in contract, tort or otherwise) shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York excluding any principles of conflicts of law.

(c) Consent to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any claims arising hereunder or related hereto (whether based in contract, tort or otherwise) will be brought in the state or federal courts of located in the State of [New York], and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property,

generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 12(a). Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Prevailing Party. In any action or proceeding involving or relating to this Agreement (including proceedings to interpret or enforce any provision by this Agreement), the prevailing party shall be entitled to recover reasonable attorneys' fee and expenses, court costs and all other fees and expenses associated with any such action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

(f) Specific Performance. The parties acknowledge that monetary damages may not be an adequate remedy for any breach or threatened breach of the provisions of Section 4 above by either party, and that the other party shall be entitled to equitable relief, including a temporary restraining order, a preliminary or permanent injunction, or specific performance, as a remedy for any such breach or threatened breach (without the necessity of proving the inadequacy of monetary damages as a remedy or of posting a bond). The parties further agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss, and that any defense in an action for specific performance that a remedy at law would be adequate is waived. The foregoing equitable remedies shall not be deemed to be the exclusive remedies for a breach of Section 4 above but shall be in addition to all other remedies available at law or equity.

(g) Severability. Any provision of this Agreement that is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions herein.

(h) Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered by this Agreement, and no oral statement or representation not contained herein shall have any force or effect.

(i) Amendments and Waivers; Binding Effect. No amendment, waiver or consent under this Agreement shall be effective or binding unless in writing and executed and delivered by the party to be bound. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, and personal representatives.

(j) Assignments. Neither party shall assign to any person this Agreement or any rights or obligations hereunder without the other party's prior written consent.

(k) Section Headings; No Presumptions. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, PDF, e-mail and other electronically delivered signatures to this Agreement will have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement as of the date first written above.

Daniels Corporate Advisory Company, Inc.

By: ______________________________
Arthur Viola, President

104- 60 Queens Boulevard, 12th Floor
Forest Hills, New York, 11375
(347) 242-3148
E-mail: ____________________

Lazarus Logistics and Consultants, Inc.

By: ______________________________
Philip Notaro, Jr., President

158-15 87th Street
Howard Beach, New York, 11414
(917) 749-7571
User266404@aol.com

Exhibit A

Consultant Services

1. Beginning on December 18, 2013, Consultant will provide the Subsidiary with the following:

(A) Day to day management of the operations, sales and all other business aspects of Subsidiary;

(B) Where appropriate and requested by Company, Consultant will participate in the development and execution of Subsidiary expansion plans on (i) an advisory basis, (ii) through Consultant's network of industry contacts and (iii) at Consultant's option, it may choose to utilize shares from the aforementioned ten (10) million share maximum allotment of Company Common Stock, given to it by the Company, for development of Subsidiary's business such that Subsidiary may eventually reach $750,000 in gross profits and $4,000,000 in Net Worth.

Exhibit B

<u>Company Services</u>

1. Beginning on December 18, 2013, Company will provide the Subsidiary with the following:

   (A) Interim senior management and oversight expertise in planning, structure and development of (i) business opportunities for Subsidiary and (ii) directional advice for positioning of Subsidiary for IPO/APO;

   (B) Corporate development and financial advisory strategy for expansion of Subsidiary into additional market niches – specifically those with the highest gross profit potential;

   (C) Corporate development and financial advisory strategy for preparing Subsidiary to be spun-off eventually in an IPO/APO transaction; and

   (D) Twenty-five (25) percent of the proceeds raised in Company's current S-1 Registration Offering will be provided to Subsidiary as an initial working capital advance (the ***"Advance"***).

2. The decision on when to create/launch Subsidiary as an independent, standalone, public company will be determined solely by the Board of Directors of Company. It is hereby agreed by Company that the optimum time period for a Subsidiary IPO/APO will be between twelve to eighteen months after the execution of the Agreement whether or not Company is listed on a major Stock Exchange at that time. For sake of expediency and with regard to market timing considerations, any Subsidiary IPO/APO will take place on the same high level of the OTC Bulletin Board as the Company is listed on.

3. The parties hereby agree that an amount equal to the Advance can be converted by Company into equity in Subsidiary upon its launch as an independent, standalone, public company.

Exhibit C

Consultant Fees

1. As an initial retainer for Consultant Services, upon execution of the Agreement, Company shall issue Consultant 967,132 shares of Company Common Stock.

2. Six (6) months subsequent to the execution of the Agreement, Consultant will receive a bonus of 150,000 shares of Company Common Stock.

3. In addition, Company shall issue an additional ten (10) million shares of Company Common Stock (excluding the shares referenced in paragraphs 1 and 2 of the instant Exhibit) to Consultant, over a maximum of three (3) years. The aforementioned ten (10) million shares of Company Common Stock shall be issued as follows:

   (A) On or before April 30, 2014, Company shall issue Consultant 3.5 million more shares of Company Common Stock;

   (B) On or before September 15, 2014, Company shall issue Consultant 1.5 million more shares of Company Common Stock;

   (C) On or before April 30, 2015, Company shall issue Consultant 3.5 million more shares of Company Common Stock;

   (D) On or before September 15, 2015, Company shall issue Consultant 1.5 million more shares of Company Common Stock;

   (E) The 1.5 million shares of Company Common Stock referenced in subparagraph (D) will only be issued to Consultant on or before September 15, 2015 if Consultant has achieved its goal of the Subsidiary generating $500,000 in pretax profits for the 2014 fiscal year (the "2014 Goal"). Subsidiary shall have its duly authorized audit company prepare a complete set of Subsidiary financial statements for the 2014 fiscal year and present said financial statements to Company as evidence of meeting the 2014 Goal. If the Consultant has not met the 2014 Goal by September 15, 2015, the 1.5 million shares of Company Common stock referenced subparagraph (D) will not be issued to Consultant until September 15, 2016.

   (F) Consultant has the option to use the Company Common Stock issued to him for any purpose whatsoever with the understanding between Company and Consultant that the ten (10) million shares issued to Consultant in the Agreement can be utilized for the development and growth of Subsidiary's business such that Subsidiary will eventually reach gross profits of $750,000 and $4,000,000 in net worth.

4. At the time Subsidiary is launched as an independent, standalone, public company, Consultant will receive from Company an eighty (80) percent equity interest in Subsidiary which will be compensation for Consultant's management services to Subsidiary prior to Subsidiary going public and, once public, its ongoing commitment to the operations and executive management of Subsidiary.

Exhibit D

Company Fees

1. Company shall be entitled from Subsidiary, on an annual basis, a retainer fee equal to 15% of Subsidiary's gross profits (the "Retainer"). The minimum amount of the Retainer shall be is $50,000 and the maximum the Retainer shall be is $90,000. Commencing February 1, 2014 (retroactively for the months of November 2013, December 2013 and January 2014) the Retainer shall be paid proportionately, on a quarterly basis, until Subsidiary is launched as an independent, standalone public company.
2. Once Subsidiary is an independent, standalone, public company, all fees for ongoing advisory or consultant Services Company elects to provide the Subsidiary will be billed at prevailing market rates.
3. In addition to paragraphs 1 and 2 of this Exhibit, once Subsidiary is launched as an independent, standalone public company, Subsidiary, or its successor corporation(s) agrees to pay Company, or any Company survivor corporation or individual, an annual honorarium fee of $75,000 in perpetuity.
4. Company will be compensated for all past advisory services provided (including initial working capital advances for joint-venture seeding or acquisition down payment amounts) through stock issuances, by conversion of' those collective amounts into a 19.9% equity interest in Subsidiary at the time Subsidiary is Subsidiary is launched as an independent, standalone public company. 10% of the 19.9% equity stake in the Subsidiary referenced in this paragraph will be awarded and distributed to current Company shareholders and the remaining 9.9% will be retained by the Company.